UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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AMERIVEST PROPERTIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Amerivest Properties Inc. Letterhead]

February 16, 2006

Andrew R. Jones, CFA

North Star Partners, L.P

274 Riverside Avenue

Westport, CT 06880

Dear Andrew:

Thank you for your letter of February 13, 2006.  Hopefully I was able to answer most of your questions and address most of your concerns regarding the Company’s proposed plan of liquidation (“Plan”) on Tuesday’s conference call.  I thought it appropriate, however, to respond in writing to the specific points raised in your letter.

You express disappointment with the estimated projected distributions and the timetable over which those distributions are expected to occur under the Plan.  You state your belief that estimated closing costs and adjustments under the Plan would in some manner be excessive, citing the previously announced sales.  As I explained on the call, the actual selling costs for these properties (which included commissions, filing fees, title fees and title policies) were approximately 1.4% of gross sales proceeds.  The additional costs to which you refer were normal and standard closing adjustments and pro-rations including accrued mortgage interest and adjustments for the transfer of security deposits, property taxes payable and tenant finish and lease commission obligations to the buyers.  These are standard adjustments that occur in every real estate transaction and are determined by the facts and circumstances of each sale and the terms of each purchase and sale agreement.  They can vary significantly depending on the circumstances.  They are typical and comparable to costs incurred by every seller in every market and are not subject to “better management.”  You have unfairly characterized these closing adjustments as additional closing costs. Hopefully our detailed explanation of these costs in Tuesday’s call has ameliorated your concerns in this area.

You also state you remain concerned by the high level of corporate overhead.  As I discussed on the call, we have taken considerable steps to reduce the general and administrative overhead expense of the company going forward.  As I said on the call, our budget for 2006 general and administrative expense is approximately $3.5 million.  We believe this level of G&A expense is the minimum level necessary to properly operate the company in full compliance with the current regulatory environment and to complete the Plan as proposed.

Finally, you indicate that you are disappointed in the expected timeframe for selling the properties.  Again, I believe I explained this fully on the call.  We anticipate that distributions could begin as early as six months from adoption of the Plan. We anticipate completion of all asset sales and substantial distributions to shareholders sooner than the full 24-months we estimated in our Plan announcement; however, the actual timing of the completion of the Plan, including the final distribution, depends on many things outside our immediate control, including the review process with the Securities and Exchange Commission, the due diligence periods requested by buyers, closing periods in contracts, and other factors.  Therefore, an outside date of two years is within the realm of what is reasonably possible.  This is consistent with liquidation plans adopted by other companies.

I want to reassure you that this Board has undertaken and is continuing this process with the highest goal of maximizing the present value of distributions to shareholders. We have always been willing and remain willing to meet with you at your convenience to discuss all public information regarding the Company.

You also make an offer to serve on the Board of Directors, asserting that your ownership of shares makes you an appropriate representative on the Board, irrespective of your experience, qualifications and background.  Our Board presently contains a majority of independent directors and collectively holds almost 10% of the outstanding shares, significantly more ownership than North Star.  Our independent directors collectively have more than 100 years of real estate experience in public and private companies and I believe they are fully qualified to manage this process.  If you are seriously interested in being considered for a Board seat, I ask that you forward your bio, including your business and educational qualifications and relevant experience to Harry Gelles, Chair of our Nominating and Governance Committee as soon as possible. Please note, however, that public company board service requires much more than your acting as an “independent observer,” as suggested in your letter.  It is a serious commitment of time and requires substantial involvement in all aspects of the Company’s business including oversight on financial and governance matters beyond what is outlined in the Plan.  If you submit the requested information in a timely manner to Mr. Gelles, care of the Company, your request will be fully considered.

Thank you for your continued interest in AmeriVest.

Best regards,

/s/ Charles K. Knight
Charles K. Knight
President